--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   K Capital Partners, LLC                      Prime Group Realty Trust ("PGE")                    Director         X   10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
                                                Person, if an entity                          -----------------  ------------------
   75 Park Plaza                                (voluntary)                   12/30/02
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
                                                                           (Month/Day/Year)   _X_Form filed by More than One
     Boston         MA              02116                                                        Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-    7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship         of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:        direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct       Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or       ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect     Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)          ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)   (Instr. 4)

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Common Stock     12/30/02     N/A            P             75,000     A      $356,250    3,003,700(1)         I(2)      General
                                                                                                                        Partner of
                                                                                                                        Investment
                                                                                                                        Partner-
                                                                                                                        ship (3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

       Potential persons who are to respond to the collection of information contained in this form                        (Over)
       are not required to respond unless the form displays a currently valid OMB control number.                 SEC 1474 (9-02)



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of     (Month/      if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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--------------------------------------------------------------------------------------------------------
7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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Explanation of Responses:

(1) Unable to determine exact pecuniary interest, and the reporting person disclaims beneficial interest in excess of pecuniary interest.

(2) Interest is held through entities directly and indirectly controlled by K Capital Partners, LLC, including 2,386,744 shares (or 15.2%) held by K Capital Offshore Master Fund (U.S. Dollar), L.P.

(3) This filing is not an admission that the reporting persons are, for purposes of Section 16 of the Securities and Exchange Act of 1934 or otherwise, the beneficial owners of equity securities covered by this statement.


            /s/ Robert Needham             01/02/03
    -----------------------------------  ------------
      **Signature of Reporting Person       Date


        * On behalf of K Capital Partners, LLC, Abner Kurtin, Thomas Knott, Harwich Capital Partners, LLC
          and K Capital Offshore Master Fund (U.S. Dollar), L.P.

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, SEE Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                          Page 2

                             JOINT FILER INFORMATION


                                                                          DATE OF
                                                                           EVENT
                                                       DESIGNATED        REQUIRING      NATURE OF INDIRECT          ISSUER
NAME                   ADDRESS                           FILER           STATEMENT     BENEFICIAL OWNERSHIP     (TICKER SYMBOL)

Abner Kurtin           c/o K Capital Partners, LLC     K Capital         12/30/02      Managing Member of       Prime Group Realty
                       75 Park Plaza                   Partners, LLC                   Harwich Capital          Trust (PGE)
                       Boston, MA 02116                                                Partners, LLC

Thomas Knott           c/o K Capital Partners, LLC     K Capital         12/30/02      Managing Member of       Prime Group Realty
                       75 Park Plaza                   Partners, LLC                   Harwich Capital          Trust (PGE)
                       Boston, MA 02116                                                Partners, LLC

Harwich Capital        c/o K Capital Partners, LLC     K Capital         12/30/02      Managing Member of       Prime Group Realty
Partners, LLC          75 Park Plaza                   Partners, LLC                   K Capital                Trust (PGE)
                       Boston, MA 02116                                                Partners, LLC

K Capital Offshore     c/o K Capital Partners, LLC     K Capital         12/30/02      Investment Partnership,  Prime Group Realty
Master Fund            75 Park Plaza                   Partners, LLC                   of which K Capital       Trust (PGE)
(U.S. Dollar), L.P.    Boston, MA 02116                                                Partners, LLC is the
                                                                                       General Partner


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